SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of Report: (Date of earliest event reported) October 8, 1998

                             SABA PETROLEUM COMPANY
               (Exact name of registrant as specified in charter)


Delaware                                     1-12322                              47-0617589

 (State or                                  (Commission                           (IRS Employer
other jurisdiction                          File Number)                          Identification No.)
of incorporation)


3201 Airpark Drive Suite 201, Santa Maria, CA                                   93455
(Address of principal executive offices)                                      (Zip Code)

Registrant's telephone number, including area code:                         (805) 347-8700

(Former name or former address, if changed since last report) Not Applicable


Item  1     Changes in Control of Registrant

            Not Applicable

Item  2     Acquisition or Disposition of Assets

            Not Applicable

Item  3     Bankruptcy or Receivership

            Not Applicable

Item  4     Changes in Registrant's Certifying Accountant

            Not Applicable

Item No. 5.  Other Material Events.

         Extended Closing of Common Stock Purchase Agreement.

         The Common Stock Purchase Agreement dated October 8, 1998 between Horizontal Ventures, Inc., a company whose shares are listed on the NASDAQ, ("HVNV") and the Company provided for a final closing date of 10:00 a.m. on December 4, 1998. By an Agreement To Amend The Common Stock Purchase Agreement effective December 3, 1998, HVNV and the Company agreed to extend the final closing date to 10:00 a.m. on or before January 31, 1999.

         Under the terms of the Common Stock Purchase Agreement HVNV agreed to purchase and the Company agreed to sell an aggregate of 2.5 million shares of the Common Stock of the Company at a price of $3 per share resulting in an aggregate price of $7.5 million. On November 6, 1998, HVNV purchased 333,333 shares of the Common Stock at a price of $3 per share. Proceeds of the interim sale of the Common Stock for $1.0 million were applied towards working capital.

         Proposed Merger

         On December 7, 1998, HVNV and the Company disclosed that the Board of Directors of the Company approved HVNV's proposal to merge with the Company. A majority of the Company's disinterested Board members voted in favor of the proposed merger. The Company's Board of Directors plans to call a special meeting of the Company's stockholders to vote upon the acquisition by HVNV of 100% of the issued and outstanding Common Stock of the Company not otherwise owned by HVNV.

         Under the proposed merger, the Company's stockholders will receive one share of HVNV common stock for each 6 shares of the Company's Common Stock outstanding. That exchange ratio is based upon (i) a total of 11,385,726 shares of the Company's Common Stock outstanding (11,052,393 shares outstanding as of December 2, 1998 plus 333,333 shares issued to HVNV on December 7, 1998), (ii) a price of $2.02 for the Company's Common Stock based on a 55 percent premium over the average closing price of the Company's Common Stock from November 2, 1998 through December 2, 1998, and (iii) the average closing price of HVNV's common stock of $12.14 during the same period. As part of this plan, HVNV has determined not to take control of the Company's Board of Directors prior to shareholder approval of the Plan of Merger.

     HVNV and the Company are expected to file a joint Proxy and Registration Statement by December 31, 1998 and call a special stockholders meeting.

         Chapter 11 Bankruptcy of Sabacol, Inc.

         On December 11, 1998, Sabacol, Inc., a wholly-owned subsidiary of the Company ("Sabacol"), filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court, Central District of California, Northern Division (BK Case No. ND 98-15858-RR). Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118-mile pipeline and varying interests in heavy oil producing properties. Sabacol's interest in the pipeline was collateralized to secure the payment of a promissory note payable from the Company in the approximate amount of $4.2 million which was all due and payable by December 14, 1998 to Omimex Resources, Inc.

         At the time of filing, Sabacol had a net book value of approximately $5.3 million with liabilities of $4.6 million. For the nine months ended September 30, 1998, the average daily production of Sabacol's interest in the Colombian properties was 2300 Bopd and gross revenues were approximately $5.9 million with a negative cash flow. Sabacol had filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a re-organization plan. Sabacol intends to file a reorganization plan that may include the disposition of its Colombian assets. A new management team has been appointed for Sabacol to protect its assets and develop an effective re-organization plan. There is no assurance, however, that a reorganization plan beneficial to Sabacol will be consummated. The filing is not expected to have any material adverse effect on the Company and does not change any terms of the proposed merger with HVNV.

         Non-Payments

         The promissory note in the approximate amount of $4.2 million was not paid by the Company to Omimex Resources, Inc. by December 14, 1998. Also, the Company has deferred the semi-annual interest payment of $162,000 due on December 15, 1998 on the Debentures. The Company intends to make the interest payment within the thirty day cure period provided by the Debentures and avoid default.

Item No. 6. Resignation of Registrant's Directors

         Not Applicable

Item No. 7. Financial Statements and Exhibits

Exhibits to 8-K

10.1 Agreement to Amend Common Stock Purchase Agreement dated effective December 3, 1998 between Saba Petroleum Company and Horizontal Ventures, Inc.

10.2 December 7, 1998 Press Release announcing the agreement of Saba Petroleum Company and Horizontal Ventures, Inc. to merge.

10.3 December 15, 1998 Press Release announcing Sabacol, Inc.'s Filing under Chapter 11 to protect Colombian assets.
10.4    December 15, 1998 Press Release explaining the Company's current status.

Item No. 8. Changes in Fiscal Year

         Not Applicable

Item No. 9. Sales of Equity Securities Pursuant to Regulation S

         Not Applicable



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABA PETROLEUM COMPANY
Date: December 18, 1998

By:/s/ William N. Hagler
      William N. Hagler,
      Chairman, Management Committee

Date: December 18, 1998

By: /s/ Imran Jattala
       Imran Jattala,
       Executive Vice President and Chief Operating Officer